Exhibit 99.1

Contact:      Marc Panoff
              Chief Financial Officer
              (201) 592-6451
              marcpanoff@neurologix.net


                NEUROLOGIX ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Fort Lee, New Jersey (July 20, 2006) - Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the development of innovative gene therapies for the brain and central nervous system, announced today the appointment of John E. Mordock, age 60, as Chief Executive Officer, replacing Dr. Michael Sorell, who has stepped down as President and Chief Executive Officer, but will remain on the Company's Board of Directors.

Mr. Mordock has been a partner of Red Bird Capital, LLC, a private equity firm focusing on medical technology companies, since 2001. From 1996 to 2001, Mr. Mordock was President and Chief Executive Officer and a director of Teleflex Instruments & Surgical Services, a medical device company focusing on neurosurgery and cardiovascular surgery. Mr. Mordock was also a founder, President, Chief Operating Officer and a director of Cabot Medical Corporation, a leading innovator in minimally invasive surgical technology, from 1981 to 1996. From 1986 to 1990, Mr. Mordock served on the Food and Drug Administration's OB/GYN Advisory Panel. Mr. Mordock holds a B.S. and an MBA from La Salle University and an E.P.S.M. from the Graduate School of Business at Stanford University.

In commenting on Mr. Mordock's appointment, Martin J. Kaplitt, M.D., Executive Chairman of Neurologix, said, "We are fortunate to have someone with John's experience leading our company, especially at this exciting time in our history. The Board of Directors of Neurologix believes that we have an excellent management team, uniquely qualified to take this company to the next level. John's expertise and track record for success in the healthcare and financial industries make him a perfect candidate for the challenges and opportunities ahead. We are confident that John and Dr. Christine Sapan, who recently joined our management team as Chief Development Officer, will help the Company make important strides toward our goal of making available to the public our revolutionary approach for treating patients with central nervous system diseases like Parkinson's disease, epilepsy and Huntington's disease."

In commenting on his new role, Mr. Mordock said, "I am honored to become the Chief Executive Officer of Neurologix. We are grateful to Dr. Sorell for his insights and contributions to the Company over the past two years. As a director, I have been closely involved in Neurologix's progress, and I look forward to leading the Company as it moves toward manufacturing and commercialization of its gene therapy product for Parkinson's disease."

Further information regarding the foregoing is included in the Current Report on Form 8-K filed today by the Company with the Securities and Exchange Commission.

About Neurologix

Neurologix, Inc. is a development-stage company which is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease, epilepsy and Huntington's disease. Neurologix's core technology, "NLX," is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.

Cautionary Statement Regarding Forward-looking Statements

This news release includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words "expects," "promises," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

     o The Company is still in the development stage and has not generated any revenues. From inception through March 31, 2006, it incurred net losses and negative cash flows from operating activities of approximately $15.6 million and $12.1 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

     o In order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

     o The ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is not complete and the results will require analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

     o There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.